Exhibit 10.6

Macau Sqaure

Lease Agreement

Landlord:	South Bay Centre Company Limited, with commercial registration number 18883 (SO). Hereinafter referred to as Party A.

Address:	Shop AV, Ground Floor, Maritime Residences, 144 Avenida Ponte da Amizade, Macau.

Telephone:	853-28781234, 28711988.

Lessee:	Zenta Group Company Limited, registered with business registration number 79962(SO). Hereinafter referred to as the Party B.

Representative:	Jin Yimin, with identification number BIRNP-1650484(7).

Representative:	Ng Wai Ian, with identification number BIRP-5102454 (5).

Address:	Room J, 8/F, the Macau Square, No.43-53A Avenida do Infante D. Henrique, Macao

Telephone:	853-6661 3731.

Party A and Party B entered into this lease agreement on May 11, 2023 and reached the following agreements on the following items:

Article 1

Party A is the legal property owner located at [Room J, 8/F, the Macau Square, No.43-53A Avenida do Infante D. Henrique, Macao.] The aforementioned property is registered at the Commerce and Movable Property Registry, with reference number B41, Volume 132, page 19681. Party A now wishes to lease the aforementioned property to Party B, and Party B agrees to rent the aforementioned property.

Article 2

This lease is a commercial lease for a limited period, subject to the provisions of the Civil Code’s urban real estate lease system and other relevant regulations.

Article 3

Party A rents the aforementioned property to Party B for the sole purpose of “office” use. Party B shall not engage in any illegal activities within the aforementioned property, nor sublet or transfer the property to any third party. Any violation of this agreement will be considered a breach of contract, and Party A shall have the right to terminate the lease without any compensation or indemnity to Party B. Party B shall be responsible for all legal and financial liability arising from such termination.

Article 4

The validity period of this lease shall be from January 1, 2023, to December 31, 2025. During the lease term, Party A shall not terminate this lease in advance. If Party B intends to terminate this lease in advance, written notice must be provided to Party A three months in advance, and Party B shall pay compensation (calculated based on the rent for the remaining lease term). At the expiration of the lease term, Party A shall only need to provide three months’ advance notice to terminate this lease agreement, and Party B must vacate the premises on time and shall not request any relocation compensation.

Article 5

The deadline referred to above is a definite deadline. This lease agreement will automatically expire upon its expiry, and if both parties agree to renew the lease, a new lease agreement must be determined.

Article 6

The monthly rental for the above property is MOP$55,146. The exchange rate for Hong Kong Dollar to Macau Pataca is based on the exchange rate of Banco Nacional Ultramarino. The rental payment should be made in advance, and the tenant should pay the monthly rent to the designated office of the landlord by the 8th of each month (Currently, Or Deposit Into A Designated Account Of Ao Guang Property Management Limited, Located In Bank Of China Macau, With The Account Number Of 18- 120-120-0097124 For Macau Dollars, Or The Account Number Of 18-121-120-0113428 For Hong Kong Dollars, And Obtain A Receipt. The tenant shall not delay the payment, and the tenant also needs to pay the management fee to the designated management office by the 8th of each month. In the event that the tenant delays the rental payment for more than eight days, it will be considered a breach of contract. In addition to the right of the landlord to charge the tenant interest at an annual rate of 10%, the landlord also has the right to terminate the lease agreement and take back the above property in accordance with the law. If necessary, the landlord can also stop supplying air conditioning and demand overdue payments from the tenant. If the collection efforts fail, the landlord will resort to legal procedures to recover the debts, and the tenant will be responsible for the legal fees incurred. Any losses suffered by the landlord due to the tenant’s actions will be the responsibility of the tenant. All items stored in the above property will be disposed of as waste, and the tenant shall not object.

Article 7

To ensure compliance with this lease agreement, Party B must pay the lease deposit (equivalent to two months’ rent) of MOP$110,292 to Party A at the time of signing. This deposit does not accrue interest and cannot be used as rent. Additionally, at the time of signing this lease agreement, Party B must also pay one month’s rent from the previous period to Party A, which is MOP$55,146.

Article 8

Upon the expiration of this lease agreement, Party B shall return the aforementioned property to Party A after completing the handover. If Party B has paid the rent and other fees in full without any breach of the contract, Party A shall refund the deposit to Party B within thirty days after taking possession of the property in Hong Kong dollars or Macau patacas. If Party B is in arrears of rent or has not paid the various fees, Party A may deduct the payment from the deposit. If Party B breaches the contract, Party A may deduct all or part of the deposit to compensate for the losses caused by Party B’s breach, and then refund the remaining amount to Party B. Any shortfall will still be the responsibility of Party B. Whether upon the expiration of this lease agreement or the termination of this lease agreement due to Party B’s breach, Party A shall not be liable to compensate for any renovation or improvement works carried out by Party B.

Article 9

Party A shall be responsible for the property-related housing tax and land rent mentioned above. Other taxes resulting from Party B’s operation shall be borne by Party B. Party B must also cancel any relevant licenses registered at the property upon their move-out. Party B shall not request any relocation compensation from Party A upon termination of the lease.

Article 10

In addition to the obligation to pay rent on time, Party B shall also comply with the following terms:

1.	Party B shall be responsible for applying for and paying for the electricity, telephone, additional cleaning fees, overtime air conditioning fees, and miscellaneous expenses within the aforementioned property.

2.	All existing facilities and layouts within the above-mentioned property must obtain the written consent of Party A (or its agent) before any changes or additions can be made, provided that the building structure remains unchanged and unaffected. Party B must restore the decorations, equipment, and other additional facilities within the above-mentioned property upon the expiration of this lease. In case of major or special renovations (such as wall demolition, loft addition, installation of a separate chimney, grease interceptor, air conditioning, or water tower), Party B must obtain written consent from Party A and pay an additional restoration deposit to Party A. The amount of the deposit shall be negotiated between both parties based on the cost of the restoration project. This deposit does not accrue interest and Party A has the right to request Party B to restore the original condition at the time of move-out. Party B shall bear the cost, otherwise Party A has the right to deduct the restoration cost from the restoration deposit. If the deposit is insufficient, Party A still has the right to continue pursuing Party B for payment until full settlement is made, and any remaining amount (if any) shall be refunded to Party B within thirty days. After removing the original equipment (such as air conditioners, kitchen window partitions) within the above-mentioned property, Party B must keep the equipment intact for restoration purposes until the time of move-out. Otherwise, Party A has the right to deduct from the deposit to cover the restoration cost.

3.	Within the lease term, appropriate maintenance and repairs shall be carried out for the interior decoration, equipment, and other additional facilities of the aforementioned property, and it shall be kept clean, in good working condition, and usable; compensation shall be made to the Party A for any damages caused (excluding natural wear and tear due to normal use).

4.	The Party B shall not stack items in any public areas outside the aforementioned property, including staircases and common corridors. If signage needs to be hung in the common corridor, prior consent from Party A must be obtained; otherwise, Party A has the right to dismantle and restore it, with all associated costs to be borne by Party B.

5.	Party B shall provide the management office with a specific renovation plan before carrying out any renovations, and shall follow the renovation guidelines issued by the management office for the relevant renovation works.

6.	The aforementioned property shall not be used, induced, or allowed by others to be used for non-office and any illegal purposes. If there is a need to change the intended business industry or purpose, prior consent from Party A must be obtained.

7.	The aforementioned property or any part thereof shall not be directly or indirectly subleased or sublet to others.

8.	Any actions that violate the insurance policy related to the property or the building (if any), or any behaviors that would cause an increase in insurance premiums, are not allowed.

9.	If Party B needs to install the company nameplate or any signage at the entrance of the aforementioned property, Party B shall provide the management office with related information, including materials, dimensions, content, and design, for approval. Installation can only be done after obtaining written consent from the management office.

10.	Compliance with the property management regulations of the building is required.

11.	The aforementioned property shall not be used or allowed to be used for residential purposes.

Article 11

Party A may transfer the property to any third party before the expiration of this lease agreement. Party B acknowledges that there is no right of first refusal. However, when Party A sells the property, it is responsible for requiring the new buyer to commit to continuing to fulfill the terms of this lease agreement. If a new lease agreement is signed between the new buyer and Party B, the lease relationship under this agreement will immediately terminate.

Article 12

In the event that the lease term of this contract has not yet expired and Party B terminates the contract unilaterally due to a violation of the aforementioned terms by Party A, or Party B terminates the contract on its own initiative in advance, Party B shall reimburse Party A for the proportionate amount of lease stamp duty already paid, based on the remaining lease term, and explicitly agrees that Party A may deduct the corresponding amount from the deposit.

Article 13

Both Party A and Party B agree and acknowledge that any disputes arising during the validity period of this contract shall be resolved by the Arbitration Centre of the Macau Lawyers Association.

Article 14

This lease agreement is made in duplicate, with Party A and Party B each holding one copy. Both copies have equal legal effect and shall become effective upon signing by both parties and notarization.

Signature of Party A:

Signature of Party B: